Exhibit 10.5

Partner Agreement Between

OZ Advisors LP and Thomas Sipp

This Partner Agreement (as amended, modified, supplemented or restated from time to time, this “Agreement”) dated as of July 19, 2018 and effective as of May 3, 2018 (the “Admission Date”) reflects the agreement of OZ Advisors LP (the “Partnership”) and Thomas Sipp (the “Limited Partner”) with respect to certain matters concerning (i) the admission of the Limited Partner to the Partnership upon the Admission Date; (ii) the grant by the Partnership to the Limited Partner on the Admission Date of one Class D-36 Common Unit (as defined below) under the Och-Ziff Incentive Plan; (iii) the provision for possible performance-based discretionary awards to be made on a subsequent date or dates by the Partnership to the Limited Partner in a combination of (A) additional grants of Class A restricted share units (“RSUs”) under the Och-Ziff Incentive Plan and (B) cash distributions, including both cash (“Current Cash”) and grants of Deferred Cash Interests under the DCI Plan (“Deferred Cash Interests”); (iv) a one-time, sign-on grant of RSUs under the Och-Ziff Incentive Plan; and (v) his rights and obligations under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 1, 2017 (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”). This Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreement). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement. References in this Agreement to actions of the General Partner refer to actions of the General Partner acting on behalf of the Partnership.

1.    Admission of the Limited Partner; Title; Term; Reporting; Quarterly Payments.

(a)    Admission of the Limited Partner. Pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement, the General Partner hereby designates a new series of Class D Common Units, which shall be “Class D-36 Common Units”. The award of one Class D-36 Common Unit described in this Section 1(a) has been approved under the Och-Ziff Incentive Plan. The Limited Partner shall be admitted as a limited partner of the Partnership, the General Partner shall then cause the Limited Partner to be named as a Limited Partner in the books of the Partnership and the Partnership shall issue to the Limited Partner one Class D-36 Common Unit (the “Initial Class D Common Unit”) pursuant to and subject to the Och-Ziff Incentive Plan. The Limited Partner agrees that he shall be bound by the terms and provisions of the Limited Partnership Agreement as of the Admission Date and shall execute the signature page of the Limited Partnership Agreement attached hereto. Upon the Admission Date, the Limited Partner’s initial Capital Account balance will be $0 (zero dollars). The Limited Partner is hereby designated an “Original Partner” (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner under the Limited Partnership Agreement following his admission to the Partnership shall, except to the extent modified by the terms of this Agreement, be the same as those of the previously admitted Original Partners thereunder. The Limited Partner hereby agrees not to exchange the Initial Class D Common Unit (or a Class A Common Unit into which it converts) for so long as the Limited Partner is an Active Individual LP and agrees that such Common Unit and any Units that the Limited Partner may receive in a reallocation from other Partners under the Limited Partnership Agreement shall automatically be forfeited and cancelled upon the Limited Partner ceasing to be an Active Individual LP.

(b)    Title. Upon his admission to the Partnership, the Limited Partner will hold the title of Executive Managing Director with respect to the General Partner and will be appointed as the Chief Financial Officer of the Och-Ziff Group.

(c)    Reporting; Responsibilities. As Chief Financial Officer, the Limited Partner shall report to the Chief Executive Officer of the Och-Ziff Group (the “Chief Executive Officer”) and to the Chairperson of the Audit Committee of the Board (as defined below). The Limited Partner shall serve as a member of any management committees of the Och-Ziff Group during the Term (as defined below) without compensation if requested by the Chief Executive Officer. The Limited Partner’s responsibilities shall be determined by the Chief Executive Officer and shall initially include oversight of Och-Ziff’s finance functions, including, without limitation, accounting, financial controls, financial and management reporting, budgeting and forecasting, financial planning, fund-level accounting, internal audit, systems and risk management, public company investor relations, treasury and capital markets, as well as active involvement in Och-Ziff’s corporate development and strategic initiatives.

(d)    Term. The term of the Limited Partner’s services hereunder shall commence as of the Admission Date and continue through December 31, 2020 (the “Scheduled Expiration of the Term”) or such earlier date as the Limited Partner ceases to be an Active Individual LP (the “Term”). If the Partnership and the Limited Partner mutually wish to extend the Term, the parties agree to use reasonable efforts to begin negotiation of mutually agreeable terms at least three months prior to expiration of the Term; provided that no party is under any obligation to do so and either party may decline to extend the Term for any reason or for no reason. Any non-extension of the Term shall be treated as a Withdrawal effective as of the last day of the Term for all purposes of this Agreement.

(e)    Quarterly Payments. Commencing with the Admission Date and while the Limited Partner is an Active Individual LP, OZ Management LP shall pay to the Limited Partner $125,000 in cash with respect to each quarter of each Fiscal Year (a “Quarterly Payment”), with such Quarterly Payments being made in advance on the first Business Day of each such quarter; provided that, in the General Partner’s discretion and without duplication, some or all of the Operating Partnerships (as defined below) may pay any portion of any Quarterly Payment; and provided, further, that the Quarterly Payment in respect of the second quarter of Fiscal Year 2018 was prorated based on the number of days between the Admission Date and June 30, 2018.

2.    Performance-Based Grants of Cash Distributions and RSUs.

(a)    Performance Awards. Subject to the other terms of this Agreement, with respect to each Fiscal Year commencing with Fiscal Year 2018 and while the Limited Partner is an Active Individual LP, the Limited Partner shall be eligible to receive conditional performance-based discretionary awards from the Partnership, OZ Management LP (“OZM”) and/or OZ Advisors II LP (“OZAII” and, together with the Partnership and OZM, the “Operating Partnerships”) (in aggregate, the “Performance Award Amount,” and the sum of the Performance Award Amount for any Fiscal Year and the Quarterly Payments made during such Fiscal Year, the “Total Annual Amount” for such Fiscal Year), which may be provided in a combination of

(x) cash distributions to be made to the Limited Partner by one or more of the Operating Partnerships consisting of both Current Cash and grants of Deferred Cash Interests (collectively, the “Performance Cash Distribution” and the percentages of the Performance Award Amount represented by Current Cash and Deferred Cash Interests, respectively, the “Current Cash Percentage” and the “DCI Percentage”), and (y) the Annual RSU Award (as defined below, and the percentage of the Performance Award Amount represented by the Annual RSU Award, the “Unit Percentage”).

(b)    Target Allocations. Subject to Section 2(c) and unless determined otherwise in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”), the Current Cash Percentage, the DCI Percentage and the Unit Percentage of the Performance Award Amount for any Fiscal Year shall be determined by the Compensation Committee such that the percentages of the Total Annual Amount for such Fiscal Year represented by Current Cash (including Quarterly Payments), Deferred Cash Interests and the Annual RSU Award are as set forth below (the “Target Allocation Percentages”), or as close to such Target Allocation Percentages as possible, provided that Current Cash (including Quarterly Payments) shall represent not less than 60% of the Total Annual Amount for any Fiscal Year.

Payments & Distributions comprising the Total Annual Amount	Target Allocation Percentage
Current Cash (including Quarterly Payments)	60%
Deferred Cash Interests	15%
Annual RSU Award	25%

(c)    Guaranteed Minimum Performance Award Amount. Subject to Section 2(d) but notwithstanding any other provisions of this Section 2 to the contrary, the Total Annual Amount in respect of: (i) Fiscal Year 2018 may be no less than $1,831,043.96; and (ii) each of Fiscal Years 2019 and 2020 may be no less than $2,000,000 (such minimum amount in respect of such Fiscal Year, the “Minimum Annual Amount”). The portions of the Performance Award Amount in respect of any Minimum Annual Amount to be distributed in the form of Current Cash, Deferred Cash Interests and an Annual RSU Award shall equal 60%, 15% and 25% of the Annual Minimum Amount, respectively, unless otherwise determined in the sole discretion of the Compensation Committee prior to the beginning of the Fiscal Year to which a Performance Award Amount pertains or, with respect to Fiscal Year 2018, within thirty (30) days following the Admission Date.

(d)    Awards. Subject to Section 2(c), in order to be eligible for any portion of the Performance Award Amount in respect of any Fiscal Year, the Limited Partner shall not have ceased to be an Active Individual LP, in each case as of the applicable distribution date and must not have provided notice of his intention to become subject to a Withdrawal pursuant to clause (C) (Resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement (a “Withdrawal due

to Resignation”) on or before such date as provided in Sections 3 or 4, as applicable. All decisions relating to any Performance Award Amounts, including, without limitation, the amount of any such Performance Award Amount for such Fiscal Year, shall be determined in the sole discretion of the Compensation Committee based on a recommendation of the Chief Executive Officer and on any performance criteria or other considerations they determine to be appropriate, including, but not limited to, the Limited Partner’s performance, the overall performance and growth of Och-Ziff and the aggregate amount of distributions and Quarterly Payments made to the Limited Partner by the Operating Partnerships with respect to any Fiscal Year. All such determinations by the Compensation Committee shall be final. Subject to Section 2(c), any such determinations to award a Performance Award Amount in respect of a Fiscal Year shall not create or imply any obligation to award a Performance Award Amount for any other Fiscal Year.

(e)    Withdrawal Without Cause Prior to Scheduled Expiration of Term.

(i)    If the Term is terminated by the Partnership and the Limited Partner is subject to a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement or a Special Withdrawal (such Withdrawal or Special Withdrawal, a “Withdrawal without Cause”) prior to the Scheduled Expiration of the Term, the Limited Partner shall be entitled to receive a severance benefit (the “Severance Benefit”) in an amount equal to the product of:

(A) fifty percent (50%); and

(B) the difference between (1) an amount equal to the sum of (x) the pro-rated portion of the Quarterly Payment in respect of the second quarter of Fiscal Year 2018 and (y) $5,750,000, less (2) the aggregate amount of Quarterly Payments and Performance Award Amounts paid or awarded (based on their grant date fair value as applicable) to the Limited Partner prior to the date of such Withdrawal; provided that, solely for purposes of this Section 2(e)(i), no Performance Award Amount shall be deemed to be more than $1,500,000.

(ii)    The Severance Benefit shall be paid by one or more of the Operating Partnerships in a lump sum in Current Cash on or prior to the sixtieth (60th) day following the date of Withdrawal or Special Withdrawal of the Limited Partner and any applicable six-month delay described in Section 14. The Operating Partnerships’ obligation to pay the Severance Benefit is subject to the Limited Partner’s compliance with Section 7 below.

3.    Performance Cash Distributions. Unless determined otherwise in the sole discretion of the Compensation Committee and subject to Section 2, the Limited Partner may conditionally receive the portion of the Performance Award Amount to which he may be entitled in respect of any applicable Fiscal Year in the form of a Performance Cash Distribution as follows:

(a)    as of January 15 of the subsequent Fiscal Year, the Limited Partner may conditionally receive distributions of Current Cash from the Operating Partnerships equal to the Current Cash Percentage of such Performance Award Amount (excluding for this purpose amounts previously paid as Quarterly Payments); and

(b)    as of the 4Q Distribution Date relating to such Fiscal Year, the Limited Partner may conditionally receive a portion of the Performance Cash Distribution equal to the DCI Percentage of such Performance Award Amount in the form of a grant of Deferred Cash Interests relating to one or more OZ Funds (as defined in the DCI Plan) in accordance with the DCI Plan, such grant to be made by the Partnership and/or the other Operating Partnerships in the sole discretion of the General Partner.

Any distributions of Current Cash or Deferred Cash Interests to be made to the Limited Partner under this Section 3 may be made by one or more of the Operating Partnerships in the proportions determined by the General Partner in its sole discretion. Any portion of any Performance Cash Distribution (excluding any Deferred Cash Interests) or any other cash payment to be distributed or paid to the Limited Partner by the Partnership may be made as a distribution of Net Income allocated to a Class C Non-Equity Interest in accordance with the Limited Partnership Agreement or pursuant to a different arrangement structured by the General Partner in its sole discretion.

4.    Award of RSUs.

(a)    The Limited Partner will conditionally receive the Unit Percentage of such Performance Award Amount in the form of an award made by OZM to the Limited Partner on or about January 31 of the following Fiscal Year of a number of RSUs under the Och-Ziff Incentive Plan (an “Annual RSU Award”) equal to the RSU Equivalent Amount (as defined below); provided that, prior to receiving each such award, the Limited Partner has entered into an Award Document (as defined in the Och-Ziff Incentive Plan) with respect to each such award. The RSUs granted under each Annual RSU Award will vest as provided and subject to the conditions set forth in Section 6(a)(iii) below. Each vested RSU shall be settled, in the sole discretion of the Board of Directors of Och-Ziff (the “Board”), either by the delivery of (1) one Class A Share (as defined in the Och-Ziff Incentive Plan) or (2) cash equal to the Fair Market Value (as defined in the Och-Ziff Incentive Plan) of one Class A Share.

(b)    Upon any award of RSUs in respect of an Annual RSU Award, the Limited Partner and OZM will enter into an Award Document in the form prescribed by the Administrator (as defined in the Och-Ziff Incentive Plan) of the Och-Ziff Incentive Plan, consistent with the terms set forth herein. The Limited Partner will be credited with Distribution Equivalents (as defined in the Och-Ziff Incentive Plan) with respect to the RSUs, calculated as described in the Award Document. The Distribution Equivalents shall be settled on the same date as the RSUs in respect of which such Distribution Equivalents are awarded. Additionally, at the sole discretion of the Administrator, such Distribution Equivalents may be eligible to receive additional Distribution Equivalents.

(c)    RSU Equivalent Amount. For purposes of any RSUs to be awarded as part of a Performance Award Amount under this Section 4:

(i)    the term “RSU Equivalent Amount” shall mean the quotient of the Unit Percentage of such Performance Award Amount divided by the RSU Fair Market Value, rounded to the nearest whole number; and

(ii)    the term “RSU Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange of Class A Shares for the ten (10) trading day period beginning (and including) December 11 (or the next trading day in the event that December 11 is not a trading day) of the year to which the award relates.

For example, if the Limited Partner’s Unit Percentage of such Performance Award Amount for a Fiscal Year is $1,000,000, and the average closing price of Class A Shares for the ten (10) trading day period beginning December 11 of such Fiscal Year is $25 per share, then the Limited Partner would receive an award of 40,000 RSUs (($1,000,000 / $25.00) = 40,000 RSUs).

5.    Sign-On RSU Grant.

(a)    Upon the Admission Date, the Limited Partner shall be entitled to receive a grant of 3,000,000 RSUs from OZM under the Och-Ziff Incentive Plan (the “Sign-On RSUs”), as generally provided in this Section 5, and subject in all events to the terms and conditions of the Och-Ziff Incentive Plan and the related Award Document. The Sign-On RSUs shall be granted as soon as practicable following the Admission Date; provided that the Limited Partner enters into an Award Document with respect to such grant.

(b)    The Sign-On RSUs will vest in three equal annual installments on each of the first three anniversaries of the Admission Date; provided that the Limited Partner must be an Active Individual LP on each such vesting date and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation on or before each such vesting date; provided, further, that: (i) if the Term is terminated by the Partnership and the Limited Partner is subject to a Withdrawal without Cause prior to the Scheduled Expiration of the Term, then 50% of any unvested Sign-On RSUs shall remain outstanding and continue to vest on the date (or dates) such Sign-On RSUs would have otherwise vested as if the Limited Partner had remained an Active Individual LP on each applicable vesting date (and the remaining 50% of any unvested Sign-On RSUs shall be forfeited) or (ii) if the Limited Partner ceases to be an Active Individual LP due to his death or Disability prior to the Scheduled Expiration of the Term or if the Term is not extended pursuant to Section 1(d), in either case, then any unvested Sign-On RSUs shall remain outstanding and continue to vest on the date (or dates) such Sign-On RSUs would have otherwise vested as if the Limited Partner had remained an Active Individual LP on each applicable vesting date. Any continued vesting of the Sign-On RSUs permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner’s (or the Limited Partner’s legal representative or estate, as applicable) compliance with Section 7 below. If the Limited Partner breaches any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement, then the consequences shall be as set forth in Section 6(b)(ii).

(c)    Each vested Sign-On RSU shall be settled, in the sole discretion of the Administrator, either by the delivery of (1) one Class A Share (as defined in the Och-Ziff Incentive Plan) or (2) cash equal to the Fair Market Value (as defined in the Och-Ziff Incentive Plan) of one Class A Share. As set forth in the applicable Award Document, the Limited Partner will be credited with Distribution Equivalents with respect to the Sign-On RSUs, as calculated and described in the Award Document. The Distribution Equivalents shall be settled on the same date as the Sign-On RSUs in respect of which such Distribution Equivalents are awarded. Additionally, at the sole discretion of the Administrator, such Distribution Equivalents may be eligible to receive additional Distribution Equivalents.

6.    Withdrawal, Vesting, Transfer, Exchange and Non-Compete Provisions.

(a)    Withdrawal, Vesting, Transfer and Exchange.

(i)    Initial Class D Common Unit. The following changes shall apply to the provisions of Sections 2.13(g), 8.3(a)(ii) and 8.4(b) of the Limited Partnership Agreement with respect to the Limited Partner and any Related Trusts, and his or their Initial Class D Common Unit: (A) the Initial Class D Common Unit shall be treated as a Class A Common Unit thereunder, (B) the Initial Class D Common Unit shall be conditionally vested upon issuance, subject to the other terms hereof, (C) the consequences of any breach by the Limited Partner of any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement shall be as set forth in Section 6(b)(ii), and (D) if the Initial Class D Common Unit (or any Class A Common Unit acquired in respect thereof) is reallocated under Section 6(b)(ii) below, any such reallocated Common Units shall remain vested.

(ii)    Deferred Cash Interests. Deferred Cash Interests shall vest as specified in the DCI Plan and any Award Agreement (as defined in the DCI Plan) entered into by the Limited Partner with respect to the grant of such Deferred Cash Interests, and additionally the consequences with respect to the Deferred Cash Interests of any breach by the Limited Partner of any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement shall be as set forth in Section 6(b)(ii); provided, that notwithstanding the terms of any Award Agreement to the contrary, if the Term is terminated by the Partnership and the Limited Partner is subject to a Withdrawal without Cause prior to the Scheduled Expiration of the Term, the Deferred Cash Interests thereunder will continue to vest on the date (or dates) the Deferred Cash Interests would have otherwise vested as if the Limited Partner had remained an Active Individual LP on each applicable vesting date; provided, further, that any continued vesting of Deferred Cash Interests permitted under the terms of this Agreement, the DCI Plan or any Award Agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner’s compliance with Section 7 below, and if the Limited Partner breaches any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement, then the consequences shall be as set forth in Section 6(b)(ii). The benefits under this Section 6(a)(ii) shall not duplicate any other benefits provided under Section 2(e).

(iii)    Annual RSU Awards. Thirty-three and one-third percent (33-1/3%) of the number of RSUs granted under any Annual RSU Award will vest on January 31 of the calendar year following the grant date of the relevant award and, thereafter, on the first and second anniversaries of such initial vesting date (each, a “Vest Date”), provided that: (i) the Limited Partner will have no right to any unvested RSUs on any such Vest Date if the Limited Partner is not an Active Individual LP on such Vest Date, except that the unvested RSUs shall not be forfeited and shall vest on the date such RSUs would have otherwise vested if the Limited Partner ceases to be an Active Individual LP due to death or Disability, or as a result of a

Withdrawal without Cause; (ii) any continued vesting of RSUs permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner’s compliance with Section 7 below; and (iii) if the Limited Partner breaches any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement, then the consequences shall be as set forth in Section 6(b)(ii). The benefits under this Section 6(a)(iii) shall not duplicate any other benefits provided under Section 2(e).

(b)    Non-Competition Provisions.

(i)    Non-Competition Covenant. Notwithstanding any provisions hereof or of the Limited Partnership Agreement to the contrary, the Restricted Period with respect to the Limited Partner shall, solely for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of the 12-month period immediately following the date of the Limited Partner’s Special Withdrawal or Withdrawal.

(ii)    Consequences of Breach. All grants of Performance Cash Distributions, the Initial Class D Common Unit, RSUs (including, for the avoidance of doubt, Sign-On RSUs) and Deferred Cash Interests hereunder shall be conditionally granted subject to the Limited Partner’s compliance with the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement. Without limitation or contradiction of the foregoing, and in addition to the applicability of Section 2.13(g) of the Limited Partnership Agreement, the Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of any such covenants, and that the amounts set forth in this Section 6(b)(ii) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-Ziff Group would suffer from the Limited Partner’s breach of any such covenants. In the event the Limited Partner breaches any such covenants, then the Limited Partner shall have failed to satisfy the condition subsequent to the grants of Performance Cash Distributions, the Initial Class D Common Unit, RSUs and Deferred Cash Interests and the Limited Partner agrees that:

(A) on or after the date of such breach, the Initial Class D Common Unit (or any Class A Common Units acquired in respect thereof) received by the Limited Partner and all allocations and distributions on such Common Units that would otherwise have been received by the Limited Partner on or after the date of such breach shall thereafter be reallocated from the Limited Partner in accordance with Section 2.13(g) of the Limited Partnership Agreement;

(B) on or after the date of such breach, no allocations shall be made to the Limited Partner’s Capital Accounts and no distributions shall be made to the Limited Partner in respect of the Initial Class D Common Unit (or any Class A Common Units acquired in respect thereof);

(C) on or after the date of such breach, any RSUs and Deferred Cash Interests held by the Limited Partner shall be forfeited by the Limited Partner and cancelled and all allocations and distributions in respect of such RSUs and Deferred Cash Interests that would otherwise have been received by the Limited Partner on or after the date of such breach shall not thereafter be made;

(D) on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of the Initial Class D Common Unit (or any Class A Common Units acquired in respect thereof), RSUs or Deferred Cash Interests of the Limited Partner shall be permitted under any circumstances notwithstanding anything to the contrary in any other agreement;

(E) on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by the Limited Partner upon the settlement of any RSUs or through an exchange pursuant to the Exchange Agreement of any Class A Common Units acquired by the Limited Partner in respect of the Initial Class D Common Unit (collectively, “Received Class A Shares”);

(F) on the Reallocation Date, the Limited Partner shall immediately:

(v)	pay to the Continuing Partners, in accordance with Section 2.13(g) of the Limited Partnership Agreement, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Received Class A Shares that were transferred during the twenty-four (24) month period prior to the date of such breach; and (ii) any distributions received by the Limited Partner during such twenty-four (24) month period on Received Class A Shares;

(w)	transfer any Received Class A Shares held by the Limited Partner on and after the date of such breach to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement;

(x)	pay to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Received Class A Shares that were transferred on or after the date of such breach; and (ii) all distributions received by the Limited Partner on or after the date of such breach on Received Class A Shares;

(y)	pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the total after-tax amount received by the Limited Partner as Performance Cash Distributions (including any cash distributions in respect of Deferred Cash Interests) during the twenty-four (24) month period prior to the date of such breach; and

(z)	pay to OZM (or as it directs) a lump-sum cash amount equal to the amounts received by the Limited Partner in respect of any of the Severance Benefit prior to the date of such breach.

(c)    Cross-References. References in the Limited Partnership Agreement to Sections thereof (including Sections 2.13(b), 2.13(g), 8.3(a)(ii) and 8.4(b)) that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.

(d)    Compensation Forfeiture. Notwithstanding anything contained herein to the contrary, upon the Limited Partner’s Withdrawal for Cause, any equity awards (including without limitation, any Received Class A Shares, the Initial Class D Common Unit, any Class A Common Units and any RSUs), in each case, received by the Limited Partner in the twenty-four (24) month period prior to the date of Withdrawal shall be treated as provided in Section 6(b)(ii) as if the Limited Partner breached the covenants described in Section 6(b)(ii).

7.    Conditions Precedent. As a condition precedent to (i) any continued vesting of RSUs permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP or (ii) any continued vesting of Deferred Cash Interests that may be permitted under the terms of this Agreement, the DCI Plan or any Award Agreement after the Limited Partner ceases to be an Active Individual LP, in either case the Limited Partner (or for purposes of clause (x), the Limited Partner’s legal representative or estate, as applicable) must: (x) execute a general release agreement in compliance with Section 8.3(g) of the Limited Partnership Agreement and such general release must become effective as provided therein, and (y) continue to comply with all applicable obligations and restrictions set forth in this Agreement, the Limited Partnership Agreement, or any other agreement between the Limited Partner and the Partnership, including, without limitation, any restrictive covenants to which the Limited Partner is subject.

8.    Distributions. The Limited Partner shall be entitled to receive distributions from the Partnership in respect of the Initial Class D Common Unit with respect to the income earned by the Partnership beginning in the fiscal quarter during which the Promotion Date occurred that are equivalent to those generally distributable to the Partners of the Partnership in respect of their Common Units. The amount of distributions per Common Unit made by each of the Operating Partnerships shall be determined by the General Partner in its discretion based on the services performed for the Operating Partnerships by all of the Individual Limited Partners, as such services are determinative of the performance of each of the Operating Partnerships.

9.    Relocation. OZM shall reimburse the Limited Partner for reasonable costs associated with a relocation to the New York area, subject to OZM’s policies on relocation benefits.

10.    Entire Agreement. This Agreement, together with any other agreements entered into on the date hereof between the Limited Partner and the Partnership or its Affiliates,

contains the entire agreement and understanding among the parties as to the subject matter hereof and supersedes and replaces any prior oral or written agreements between the Limited Partner and the Partnership or its Affiliates, including the CFO Term Sheet dated April 15, 2018 acknowledged and agreed by Och-Ziff and the Limited Partner.

11.    Compensation Clawback. As a highly regulated, global alternative asset management firm, Och-Ziff has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. In the case of fraud, misconduct or malfeasance by any of its partners, officers or employees, including, without limitation any fraud, misconduct or malfeasance that leads to a restatement of Och-Ziff’s financial results, or as required by law, the Compensation Committee would consider and likely pursue a disgorgement of prior compensation, where appropriate based on the facts and circumstances. The Compensation Committee will adopt and amend clawback policies, as it determines to be appropriate, including, without limitation, to comply with the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any other applicable law. The Compensation Committee may extend and apply such clawback provisions to similarly situated levels of partners that may not be required to be covered by applicable law as it determines to be necessary or appropriate in its discretion. The Limited Partner hereby consents to comply with all of the terms and conditions of any such compensation clawback policy adopted by the Compensation Committee which may apply to the Limited Partner and other similarly situated partners on or after the Admission Date, and also agrees to perform all further acts and execute, acknowledge and deliver any documents and to take any further action requested by Och-Ziff to give effect to the foregoing.

12.    Acknowledgment. The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

13.    Miscellaneous.

(a)    Limited Partner Representations and Covenants. The Limited Partner hereby represents and warrants to the Partnership that the execution and delivery of this Agreement by the Limited Partner and the Partnership and the performance by the Limited Partner of his duties hereunder shall not constitute a breach of, or otherwise contravene or conflict with or cause a default under, the terms of any employment agreement or other contract, agreement, policy, instrument, order, judgment or decree to which the Limited Partner is a party or by which the Limited Partner is bound. The Limited Partner further represents and warrants that all information that he has provided to the Och-Ziff Group about himself in response to questionnaires or otherwise is true. The Limited Partner represents and warrants that he has not previously engaged in, nor is currently engaging in, any activity that would violate any Och-Ziff Group policy on political contributions or conflicts of interest, determined as if he were an employee covered by each such policy, but disregarding in respect of the conflict of interest policy any investments disposed of prior to the Effective Date. In furtherance of this representation, the Limited Partner has fully disclosed on Exhibit A hereto his ownership and role in respect of the two fintech companies named thereon. The Limited Partner shall seek the prior written approval of the Chief Compliance Officer in the event that any such activities may be deemed to raise a potential or actual conflict of interest. The Limited Partner hereby represents and warrants to the Partnership that no commission or finder’s fee, or any other amount of whatever nature or kind, was indirectly or directly incurred in connection with the recruitment of the Limited Partner.

(b)    Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.

(c)    Except as specifically provided herein, this Agreement cannot be amended or modified except by a writing signed by both parties hereto. The Compensation Committee in its sole discretion may amend the provisions of this Agreement relating to Performance Cash Distributions, RSUs or Deferred Cash Interests, or the terms of any such awards that have been granted, in whole or in part, at any time, if the Compensation Committee determines in its sole discretion that the adoption of any such amendments are necessary or desirable to comply with applicable law.

(d)    This Agreement and any amendment hereto made in accordance with Section 13(c) hereof shall be binding as to the Limited Partner’s executors, administrators, estates, heirs and legal successors, and nominees and representatives, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

(e)    This Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Delaware, other than any provision, right or obligation in respect of Section 2.13 of the Limited Partnership Agreement, which shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York without regard to choice of law rules that would apply the law of any other jurisdiction. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(f)    The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(g)    The Limited Partner acknowledges and agrees that, in the event of any conflict between the terms of the Limited Partnership Agreement and the terms of this Agreement with respect to the rights and obligations of the Limited Partner, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect or modify any of the terms of the Limited Partnership Agreement.

(h)    Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

(i)    For all purposes under this Agreement, all references to any equity interests held by the Limited Partner shall be deemed to include equity interests held by his Related Trusts.

(j)    Upon the Limited Partner ceasing to be an Active Individual LP for any reason (other than death), the Limited Partner hereby agrees to immediately resign from all positions (including, without limitation, any management, officer or director position) that the Limited Partner holds in the Och-Ziff Group (or with any entity in which the Och-Ziff Group has made any investment) as of the date the Limited Partner ceases to be an Active Individual LP, and to execute and deliver any such documentation reasonably required by the Och-Ziff Group as may be necessary or appropriate to enable the Och-Ziff Group (or any entity in which the Och-Ziff Group has made an investment) to effectuate such resignation(s). Notwithstanding the foregoing, the Limited Partner’s execution of this Agreement shall be deemed the grant by the Limited Partner to the officers of each entity in the Och-Ziff Group, if applicable, of a limited power of attorney to sign in the Limited Partner’s name and on the Limited Partner’s behalf such documentation solely for the limited purposes of effectuating such resignation(s).

14.    Section 409A. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, the Limited Partner shall not be considered to have terminated employment with the Partnership for purposes of any payments under this Agreement which are subject to Section 409A until the Limited Partner has incurred a “separation from service” from the Partnership within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Limited Partner’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Limited Partner’s separation from service (or, if earlier, the Limited Partner’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Limited Partner shall be paid to the Limited Partner on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Limited Partner) during one year may not affect amounts reimbursable or provided in any subsequent year.

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Exhibit 10.5

IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

GENERAL PARTNER: OCH-ZIFF HOLDING CORPORATION, a Delaware corporation

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

THE LIMITED PARTNER:

/s/ Thomas M. Sipp
Thomas M. Sipp

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

OZ ADVISORS LP

SIGNATURE PAGE

By his signature below, the undersigned hereby agrees that effective as of the Admission Date, the undersigned shall (i) be bound by each and every term and provision of the Agreement of Limited Partnership of OZ Advisors LP, as the same may be duly amended from time to time in accordance with the provisions thereof (the “Limited Partnership Agreement”), and (ii) become and be a party to the Limited Partnership Agreement.

/s/ Thomas M. Sipp
Thomas M. Sipp

Accepted and Agreed to on the Admission Date by:

OZ ADVISORS LP

By:	Och-Ziff Holding Corporation, its General Partner

By:	/s/ Robert Shafir
Name: Robert Shafir
Title: Chief Executive Officer

Exhibit A

Magis Partners

Fiduciary Exchange